Exhibit 99.1

[LETTERHEAD OF EVERCORE GROUP LLC]

January 12, 2016

The Board of Directors of

American Chartered Bancorp, Inc.

20 N Martingale Rd.

Schaumburg, Illinois 60173

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated November 20, 2015, to the Board of Directors of American Chartered Bancorp, Inc. (“American Chartered”) as Appendix B to, and to the reference thereto under the captions “Summary — Opinion of American Chartered’s Financial Advisor,” “Risk Factors - The fairness opinion obtained by American Chartered from its financial advisor will not reflect changes in circumstances between signing the merger agreement and the completion of the merger,” “The Merger — Background of the Merger,” “The Merger — American Chartered’s Reasons for the Merger; Recommendation of American Chartered’s Board of Directors” and “The Merger — Opinion of American Chartered’s Financial Advisor “ in, the proxy statement/prospectus relating to the proposed transaction involving American Chartered and MB Financial, Inc., which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of MB Financial, Inc.

By giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ EVERCORE GROUP LLC
EVERCORE GROUP LLC